Exhibit 99

FOR IMMEDIATE RELEASE DATE: OCTOBER 27, 2004	CONTACT: BOB READY OR RON STOWELL (513) 793-3200

LSI INDUSTRIES INC. REPORTS HIGHER OPERATING RESULTS
FOR THE FIRST QUARTER ENDED SEPTEMBER 30, 2004,
AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Cincinnati, October 27, 2004 – LSI Industries Inc. (Nasdaq:LYTS) today reported operating results for the first quarter ended September 30, 2004.

Financial Highlights
(In thousands, except per
share data; unaudited)

	Three Months Ended
	September 30 2004	2003	% Change
Net Sales	$68,335	$59,099	15.6%
Operating Income	$5,325	$4,204	26.7%
Net Income	$3,316	$2,601	27.5%
Earnings Per Share (diluted)	$0.17	$0.13	30.8%

	9/30/04	6/30/04
Working Capital	$71,199	$64,724
Total Assets	$177,588	$174,732
Shareholders' Equity	$130,887	$128,863

First Quarter 2005 Results

        Net sales in the first quarter of fiscal 2005 were $68.3 million, a 16% increase from last year’s first quarter net sales of $59.1 million. Fiscal 2005 first quarter net income of $3.3 million ($0.17 per share) increased 27% from the $2.6 million ($0.13 per share) reported last year. Lighting Segment net sales increased 24% to $44.7 million, and Graphics Segment net sales increased 3% to $23.6 million. Net sales to the petroleum / convenience store market, the Company’s major market, represented 23% and 29% of total net sales in the first quarters of fiscal years 2005 and 2004, respectively.

Balance Sheet

        The balance sheet at September 30, 2004 included current assets of $101.0 million, current liabilities of $29.8 million and working capital of $71.2 million. The current ratio was a strong 3.4 to 1.0. Long-term debt obligations of $15.0 million compared to shareholders’ equity of $130.9 million. The Company has borrowing capacity as of September 30, 2004 of $35.0 million under its $50 million commercial bank facility. With continued strong cash flow, a sound and conservatively capitalized balance sheet, and a $50 million credit facility, LSI Industries’ financial condition is sound and capable of supporting the Company’s planned growth.

LSI Industries Inc. First Quarter Results
October 27, 2004

Annual Goodwill Impairment Test

        The Company completed its annual goodwill impairment test required by Statement of Financial Accounting Standards No. 142 (SFAS No. 142), “Goodwill and Other Intangible Assets,” in the first quarter of fiscal 2005. Based upon this analysis, goodwill of one small reporting unit was fully impaired and the Company recorded a non-cash charge of $186,000 as an operating expense. There was no comparable goodwill impairment in fiscal 2004.

Company Comments

        Bob Ready, President and Chief Executive Officer, stated, “We are pleased with our first quarter results. Net sales of $68.3 million represents an increase of 16% as compared to last year’s first quarter. The sales increase, along with careful control over expenses, resulted in net income of $3.3 million or $0.17 per share, a 27% increase over the prior year. The turnaround of our Lightron fluorescent lighting subsidiary is under way. Employment levels have been sized properly, overhead costs reduced, fixtures are being value-engineered, and manufacturing throughput has been improved. The remaining key to profitable operations is increased sales volume. Our efforts that have been put forth in the commercial / industrial lighting market, consolidation of our graphics business and the success of the development of our national account markets are showing positive results. For example, we are now shipping graphics products for a large image conversion of a customer in the drug store market. We also have received a sizeable order to manufacture and install an enhancement to existing menu boards of one of our quick service restaurant customers. Shipments should begin late in the second quarter and will continue into the fourth quarter of fiscal 2005. A signal the petroleum / convenience store market may come back to life is that we have begun a two to three year conversion of both lighting and graphics for a major oil company.”

        Mr. Ready also said, “We continue to experience material price increases, particularly steel and aluminum, and this has affected margins. To offset this margin pressure, we have followed the rest of the lighting industry by announcing another price increase to be effective next month. We continue to be pleased with the operation of our Graphics Segment with its contribution to our operating income. While we still have areas we believe will improve, this quarter continues our recovery to higher performance. Our financial position continues to exhibit the strength needed for future growth. We believe the markets LSI serves have good growth opportunities, that we have the resources and capabilities to capitalize on them and that the outlook is strong.”

Cash Dividend Action

        The Board of Directors declared a regular cash dividend of $0.072 per share, payable November 16, 2004 to shareholders of record as of November 9, 2004. This quarterly dividend currently represents an indicated annual rate of $0.288 per share. The Board of Directors will consider a possible increase in the regular cash dividend rate at its quarterly meeting to be held in January 2005.

LSI Industries Inc. First Quarter Results
October 27, 2004

Acquisitions

        Carefully selected acquisitions have long been an important part of LSI’s strategic growth plans. We continue to seek out, screen and evaluate potential acquisitions that could add to our lighting or graphics product lines or enhance our position in selected markets. Although no definitive discussions or negotiations are presently underway, the Company’s balance sheet and cash flow provide the financial platform for growth through acquisitions.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “should” and similar expressions and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. Risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced by customers, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unexpected difficulties in integrating acquired businesses, and the ability to retain key employees of acquired businesses.

About the Company

        LSI Industries is an integrated design, manufacturing and technology company supplying its own high quality lighting fixtures, graphics elements and narrowcast digital messaging for both exterior and interior applications. The Company’s Lighting Segment produces high performance products dedicated to the outdoor, architectural outdoor, indoor, architectural indoor and accent/downlight markets. The Graphics Segment provides a vast array of graphic products (including illuminated and non-illuminated menu board systems), design support, engineering and project management for custom programs for today’s retail environment. LSI’s major markets are the petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts) and the commercial / industrial lighting markets. LSI employs approximately 1,800 people in sixteen facilities located in Ohio, California, Georgia, New York, North Carolina, Kansas, Kentucky, Oregon, Rhode Island, Tennessee, Texas and Washington. The Company’s common shares are traded on the Nasdaq National Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note: Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.

LSI INDUSTRIES INC.

Condensed Income Statements
(in thousands, except per
share data; unaudited)

	Three Months Ended
	September 30
	2004	2003
Net sales	$68,335	$59,099
Cost of products sold	50,530	43,876

Gross profit	17,805	15,223

Selling and administrative expenses	12,294	11,019

Goodwill Impairment	186	--

Operating income	5,325	4,204

Interest expense, net	62	75

Income before income taxes	5,263	4,129

Income tax expense	1,947	1,528

Net income	$3,316	$2,601

Earnings per common share
Basic	$0.17	$0.13

Diluted	$0.17	$0.13

Condensed Balance Sheets
(in thousands, unaudited)

	September 30, 2004	June 30, 2004
Current Assets	$100,985	$97,123
Property, Plant and Equipment, net	53,471	54,152
Other Assets	23,132	23,457

	$177,588	$174,732

Current Liabilities	$29,786	$32,399
Other Long-Term Liabilities	16,915	13,470
Shareholders' Equity	130,887	128,863

	$177,588	$174,732